EXHIBIT 10.33(a)

                         LOAN AGREEMENT

                    Dated as of July 5, 1995

                            between

                       IOMEGA CORPORATION

                              and

                    WELLS FARGO BANK, N.A.,
                  COMMERCIAL FINANCE DIVISION


                        TABLE OF CONTENTS

    SECTION                                                  PAGE


    Section 1.  DEFINITIONS. . . . . . . . . . . . . . . . .  1
           1.1   "Accounts". . . . . . . . . . . . . . . . .  1
           1.2   "Availability Reserves" . . . . . . . . . .  1
           1.3   "Cash Collateral Account" . . . . . . . . .  2
           1.4   "Closing Date". . . . . . . . . . . . . . .  2
           1.5   "Collateral". . . . . . . . . . . . . . . .  2
           1.6   "Eligible Accounts" . . . . . . . . . . . .  2
           1.7   "Equipment" . . . . . . . . . . . . . . . .  4
           1.8   "Event of Default". . . . . . . . . . . . .  4
           1.9   "Facility A". . . . . . . . . . . . . . . .  4
           1.10  "Facility A Revolving Credit Note". . . . .  4
           1.11  "Facility B". . . . . . . . . . . . . . . .  4
           1.12  "Facility B Term Note". . . . . . . . . . .  4
           1.13  "GAAP". . . . . . . . . . . . . . . . . . .  4
           1.14  "General Intangibles" . . . . . . . . . . .  5
           1.15  "Information Certificate" . . . . . . . . .  5
           1.16  "Inventory" . . . . . . . . . . . . . . . .  5
           1.17  "Letters of Credit" . . . . . . . . . . . .  5
           1.18  "Letter of Credit Agreement". . . . . . . .  5
           1.19  "Letter of Credit Obligations". . . . . . .  5
           1.20  "Loan Documents". . . . . . . . . . . . . .  5
           1.21  "Loans" . . . . . . . . . . . . . . . . . .  5
           1.22  "Maximum Amount". . . . . . . . . . . . . .  5
           1.23  "Net Amount of Eligible Accounts" . . . . .  5
           1.24  "Notes" . . . . . . . . . . . . . . . . . .  6
           1.25  "Obligations" . . . . . . . . . . . . . . .  6
           1.26  "Obligor" . . . . . . . . . . . . . . . . .  6
           1.27  "Pledge Agreement". . . . . . . . . . . . .  6
           1.28  "Prime Rate". . . . . . . . . . . . . . . .  6
           1.29  "Records" . . . . . . . . . . . . . . . . .  6
           1.30  "Revolving Loans" . . . . . . . . . . . . .  6
           1.31  "Rights to Payment" . . . . . . . . . . . .  7
           1.32  "Security Agreement". . . . . . . . . . . .  7
           1.33  "Tangible Net Worth". . . . . . . . . . . .  7
           1.34  "Term Loans". . . . . . . . . . . . . . . .  7
           1.35  "Value" . . . . . . . . . . . . . . . . . .  7
           1.36  "Working Capital" . . . . . . . . . . . . .  7

    Section 2.  CREDIT FACILITIES. . . . . . . . . . . . . .  7
           2.1   Facility A. . . . . . . . . . . . . . . . .  7
           2.2   Facility B. . . . . . . . . . . . . . . . .  8
           2.3   Letters of Credit . . . . . . . . . . . . .  9
           2.4   Overadvance . . . . . . . . . . . . . . . . 10
           2.5   Availability Reserves . . . . . . . . . . . 10

    Section 3.  INTEREST AND FEES. . . . . . . . . . . . . . 10
           3.1   Interest. . . . . . . . . . . . . . . . . . 10
           3.2   Maximum Interest. . . . . . . . . . . . . . 11
           3.3   Payments . . . . . . . . . . . . . . . . .  11
           3.4   Closing Fee. . . . . . . . . . . . . . . .  12
           3.5   Unused Line Fee. . . . . . . . . . . . . .  12
           3.6   Audit Fees . . . . . . . . . . . . . . . .  12
           3.7   Computation and Payment. . . . . . . . . .  12

     Section 4.  CONDITIONS PRECEDENT . . . . . . . . . . .  12
           4.1   Initial Credit . . . . . . . . . . . . . .  12
           4.2   Subsequent Credit. . . . . . . . . . . . .  14

     Section 5.  GRANT OF SECURITY INTEREST . . . . . . . .  15

     Section 6.  COLLECTION AND ADMINISTRATION . . . . . . . 15
           6.1   Cash Collateral Account. . . . . . . . . .  15
           6.2   Statements . . . . . . . . . . . . . . . .  16
           6.3   Payments . . . . . . . . . . . . . . . . .  16
           6.4   Use of Proceeds. . . . . . . . . . . . . .  17

     Section 7.  REPRESENTATIONS AND WARRANTIES . . . . . .  17
            7.1  Legal Status . . . . . . . . . . . . . . .  17
            7.2  Authorization and Validity . . . . . . . .  18
            7.3  No Violation . . . . . . . . . . . . . . .  18
            7.4  No Claims. . . . . . . . . . . . . . . . .  18
            7.5  Correctness of Financial Statement . . . .  18
            7.6  Income Tax Returns . . . . . . . . . . . .  18
            7.7  No Subordination . . . . . . . . . . . . .  18
            7.8  Permits, Franchises. . . . . . . . . . . .  18
            7.9  ERISA. . . . . . . . . . . . . . . . . . .  19
           7.10  Other Obligations. . . . . . . . . . . . .  19
           7.11  Environmental Matters. . . . . . . . . . .  19
           7.12  No Default . . . . . . . . . . . . . . . .  19
           7.13  Priority of Liens. . . . . . . . . . . . .  19

     Section 8.  AFFIRMATIVE COVENANTS. . . . . . . . . . .  19
            8.1  Punctual Payments. . . . . . . . . . . . .  20
            8.2  Records and Premises . . . . . . . . . . .  20
            8.3  Collateral Reporting . . . . . . . . . . .  20
            8.4  Financial Statements . . . . . . . . . . .  21
            8.5  Compliance . . . . . . . . . . . . . . . .  22
            8.6  Insurance. . . . . . . . . . . . . . . . .  22
            8.7  Facilities . . . . . . . . . . . . . . . .  22
            8.8  Taxes and Other Liabilities. . . . . . . .  22
            8.9  Litigation . . . . . . . . . . . . . . . .  22
           8.10  Financial Condition. . . . . . . . . . . .  22
           8.11  Notice to Lender . . . . . . . . . . . . .  23
           8.12  Further Assurances . . . . . . . . . . . .  23

     Section 9.  NEGATIVE COVENANTS . . . . . . . . . . . .  23
            9.1  Other Indebtedness . . . . . . . . . . . .  23
            9.2  Merger, Consolidation, Transfer of
                    Assets . . . . . . . . . . . . . . . . . 24
            9.3  Guaranties . . . . . . . . . . . . . . . .  24
            9.4  Loans, Advances, Investments . . . . . . .  24
            9.5  Dividends, Distributions . . . . . . . . .  24
            9.6  Pledge of Assets . . . . . . . . . . . . .  24
            9.7  New Collateral Location. . . . . . . . . .  24

    Section 10.  EVENTS OF DEFAULT . . . . . . . . . . . . . 25
           10.1  Events of Default . . . . . . . . . . . . . 25
           10.2  Remedies . . . . . . . . . . . . . . . . .  26

    Section 11.  TERM OF AGREEMENT AND MISCELLANEOUS . . . . 27
           11.1  Term . . . . . . . . . . . . . . . . . . .  27
           11.2  No Waiver. . . . . . . . . . . . . . . . .  28
           11.3  Notices. . . . . . . . . . . . . . . . . .  28
           11.4  Costs, Expenses and Attorneys' Fees. . . .  29
           11.5  Successors, Assignment . . . . . . . . . .  29
           11.6  Entire Agreement, Amendment. . . . . . . .  30
           11.7  No Third Party Beneficiaries . . . . . . .  30
           11.8  Time . . . . . . . . . . . . . . . . . . .  30
           11.9  Severability of Provisions . . . . . . . .  30
          11.10  Governing Law . . . . . . . . . . . . . . . 30
          11.11  Confidentiality . . . . . . . . . . . . . . 30

                           LOAN AGREEMENT
                         (LINE OF CREDIT)


     This Loan Agreement dated July 5, 1995 is entered into by and between Wells Fargo Bank, National Association, a national banking association ("Lender") and Iomega Corporation, a Delaware corporation ("Borrower").


                       W I T N E S S E T H:


     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


Section 1.  DEFINITIONS

     All terms used herein which are defined in Article 1 or
Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. Any accounting term used herein unless otherwise defined or set forth in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith and in a commercially reasonable manner reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.3 "Cash Collateral Account" shall have the meaning set forth in Section 6.1 hereof.

     1.4 "Closing Date" shall mean the date on which all of the conditions precedent set forth in Section 4 hereof have been satisfied to Lender's satisfaction.

     1.5 "Collateral" shall mean all the property in which Borrower or an Obligor grants or is required to grant to Lender a security interest or lien, as described in Section 5 hereof.

     1.6 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender in its reasonable discretion based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

           (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

           (b) such Accounts are not unpaid more than [ninety
(90)] days after the date of the original invoice for them;

           (c)  such Accounts comply with the terms and
conditions applicable thereto contained in the Security Agreement executed in connection therewith;

           (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

           (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, at Lender's option, if: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

           (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices;

           (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which are likely to give rise to, any right of setoff against such Accounts;

           (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

           (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

           (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

           (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended, or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

           (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

           (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty-five percent (25%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

           (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

           (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

           (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.7 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed, but only to the extent assignable), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.8 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.9 "Facility A" shall mean a line of credit under which Lender agrees to make Revolving Loans and issue Letters of Credit, subject to the terms and conditions of this Agreement.

     1.10 "Facility A Revolving Credit Note" shall have the meaning set forth in Section 2.1 hereof.

     1.11 "Facility B" shall mean the term loan facility made available by Lender to Borrower as set forth in Section 2.2 hereof, which Facility B shall be a sub-facility of Facility A.

     1.12 "Facility B Term Note" shall have the meaning set forth in Section 2.2 hereof.

     1.13 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of
Section 8.10 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.14 "General Intangibles" shall mean general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses (whether as licensor or licensee), choses in action and other claims, and existing and future leasehold interests in equipment).

     1.15 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets, provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Loan Documents and the financing arrangements provided for herein.

     1.16 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.17 "Letters of Credit" shall mean commercial letters of credit issued by Lender from time to time under Facility A.

     1.18 "Letter of Credit Agreement" shall have the meaning set forth in Section 2.3(c) hereof.

     1.19 "Letter of Credit Obligations" shall mean at any time, the aggregate amount available to be drawn, plus amounts drawn and not yet reimbursed, under Letters of Credit.

     1.20 "Loan Documents" shall mean, collectively, this Agreement, the Facility A Revolving Credit Note, the Facility B Term Note, the Letter of Credit Agreement, the Security Agreement, the Pledge Agreement and all other notes, guarantees, landlord waivers, security agreements, subordination agreements, and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.21 "Loans" shall mean, collectively, the Term Loans and the Revolving Loans.

     1.22  "Maximum Amount" shall mean the amount of $60,000,000.

     1.23 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.24  "Notes" shall mean, collectively, the Facility A
Revolving Credit Note and the Facility B Term Note.

     1.25 "Obligations" shall mean all Loans, Letter of Credit Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

     1.26 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, or any of them, other than Borrower.

     1.27 "Pledge Agreement" shall mean that certain stock pledge agreement of even date herewith between Borrower and Lender relating to the stock of Borrower's domestic subsidiaries, as it may be modified from time to time.

     1.28 "Prime Rate" shall mean the rate of interest most recently announced at Lender's principal office in San Francisco, California as its Prime Rate, with the understanding that the Prime Rate is one of Lender's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

     1.29 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.30 "Revolving Loans" shall mean advances made by Lender to Borrower on a revolving basis under Facility A, as set forth in Section 2.1 hereof.

     1.31 "Rights to Payment" shall mean all Accounts, General Intangibles, contract rights, chattel paper, documents, instruments, letters of credit, bankers acceptances and guaranties, all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral (including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors), all monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise.

     1.32 "Security Agreement" shall mean that certain security agreement of even date herewith between Borrower and Lender, as it may be modified from time to time.

     1.33 "Tangible Net Worth" shall mean the aggregate of total stockholders' equity plus subordinated debt less any intangible assets, determined from Borrower's balance sheet prepared in accordance with GAAP.

     1.34 "Term Loans" shall mean term loans made by Lender to Borrower under Facility B, as set forth in Section 2.2 hereof.

     1.35 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or
(b) market value.

     1.36 "Working Capital" shall mean total current assets less total current liabilities, determined from Borrower's balance sheet prepared in accordance with GAAP.


Section 2.  CREDIT FACILITIES

     2.1   Facility A

           (a) Lending Formula. Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans (pursuant to Section 2.1 hereof), Term Loans (pursuant to
Section 2.2 hereof), and issue Letters of Credit (pursuant to
Section 2.3 hereof) from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the lesser of (1) the Maximum Amount, less the aggregate amount of Term Loans then outstanding; or (2) an amount equal to:

                            (i) eighty percent (80%) of the Net Amount of Eligible Accounts, less

                           (ii) the aggregate amount of Letter of Credit Obligations then outstanding, and less

                          (iii)    any Availability Reserves.

           (b) Reduction of Lending Formula. Lender may, in its discretion, from time to time, upon not less than five (5) days' prior notice to Borrower, reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts or in establishing Availability Reserves.

           (c) Facility A Revolving Credit Note. Borrower's obligation to repay Revolving Loans made under Facility A shall be evidenced by a promissory note executed by Borrower, substantially in the form of Exhibit B hereto (the "Facility A
Revolving Credit Note").

     2.2   Facility B.

           (a) Lending Formula. Subject to and upon the terms and conditions contained herein, Lender agrees to make Term Loans from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the lesser of (1) $10,000,000; or (2) eighty percent (80%) of the orderly liquidation value of the Equipment up to a maximum of one hundred percent (100%) of auction value of the Equipment, with such values to be determined by Lender and subject to reduction from time to time based on appraisals of the Equipment or otherwise in Lender's discretion.

           (b) Terms and Conditions of Draws Under Facility B. Advances under Facility B shall be subject to a minimum $1,000,000 per extension of credit and shall be available only for a period of one hundred eighty (180) days from the Closing Date. Each such draw under Facility B shall be amortized over a period of three (3) years from the date of making the Term Loan, with the outstanding principal amount of all Term Loans made under Facility B due and payable one (1) year from the Closing Date.

           (c) Facility B Term Note. Borrower's obligation to repay Term Loans under Facility B shall be evidenced by one or more promissory notes executed by Borrower, substantially in the form of Exhibit C hereto (the "Facility B Term Note").

           (d) Third Party Term Lender. At Borrower's option, Borrower may obtain term loan financing not to exceed $10,000,000 from a party other than Lender, which loans may be secured only by purchase money liens on Equipment acquired concurrently with or subsequent to the making of such loans and which loans, in the aggregate with all loans outstanding under Facility B, do not exceed $10,000,000. For purposes of this Section 2.2(d), the Equipment which may be financed with another party includes, without limitation, "3 Up" Servo Writers and any Servo Writers hereafter acquired.

     2.3   Letters of Credit.

           (a) Issuance. Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees from time to time during the term of this Agreement to issue Letters of Credit for the account of Borrower containing terms and conditions acceptable to Lender, provided however that no Letter of Credit shall have an expiration date beyond ninety
(90) days following the maturity date of the Obligations set forth in Section 11.1 hereof.

           (b) Letter of Credit Sublimits. No Letters of Credit shall be issued unless, on the date of the proposed issuance of any Letter of Credit, the Revolving Loans available to Borrower (subject to the Maximum Amount and Availability Reserves) are equal to 100% of the face amount of such Letters of Credit. Effective on the issuance of each Letter of Credit, the amount of Revolving Loans which would otherwise be available to Borrower shall be reduced by the amount available to be drawn under such Letter of Credit. Except in Lender's discretion, (i) the amount of all Letter of Credit Obligations shall not at any time exceed $10,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower shall furnish cash collateral to Lender for the Letter of Credit Obligations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in this
Section 2.3(b) to the extent of such cash collateral.

           (c) Letter of Credit Fees. Borrower shall pay to Lender, for Letters of Credit, one and one-half percent (1.50%) per annum of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, plus all of Lender's normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit, shall be due and payable on the first business day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

           (d) Letter of Credit Agreement. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement"). Each draft paid by Lender under a Letter of Credit shall be deemed a Revolving Loan under Facility A and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Revolving Loans; provided however, that if Facility A is not available, for any reason whatsoever, at the time any draft is paid by Lender, or if Revolving Loans are not available under Facility A at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Lender to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Revolving Loans. In such event, Borrower agrees that Lender, at Lender's sole discretion, may debit Borrower's deposit account with Lender for the amount of any such draft.

     2.4 Overadvance. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Obligations, exceed the amounts available under the lending formulas, the sublimits for Letters of Credit set forth in Section 2.3(b) or the Maximum Amount, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

     2.5 Availability Reserves. All Loans and Letters of Credit otherwise available to Borrower pursuant to the lending formulas, sublimits and subject to the Maximum Amount, and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.


Section 3.  INTEREST AND FEES

     3.1   Interest.

           (a) Interest shall accrue on the principal amount of the Revolving Loans outstanding at the end of each day at a fluctuating rate per annum equal to one percent (1.0%) plus the Prime Rate. At Borrower's option, Borrower may utilize the LIBOR option as defined and set forth in the Facility A Revolving Credit Note.

           (b) Interest shall accrue on the principal amount of the Term Loans outstanding at the end of each day at a fluctuating rate per annum equal to one and one-quarter percent
(1.25%) plus the Prime Rate.

           (c)  Except as provided in the Facility A Revolving
Credit Note, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to two percent (2.0%) above the interest rate otherwise applicable thereto (the "Default Rate").

The above rates of interest shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. The interest and all fees shall be calculated over a year of 360 days, actual days elapsed.

     3.2 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest on the Loans and charged or collected pursuant to the terms of this Agreement or pursuant to the Facility A Revolving Credit Note or the Facility B Term Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement, the Facility A Revolving Credit Note or the Facility B Term Note are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

     3.3 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this
Section 3.3 or Section 6.3 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Loans shall be repayable as follows:

           (a) Principal on Revolving Loans. Principal payable on account of Revolving Loans made under Facility A shall be payable by Borrower to Lender immediately upon the earliest of
(i) the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 11 hereof.

           (b) Principal on Term Loans. The entire outstanding principal balance of all Term Loans made under Facility B shall be due and payable upon the earliest of (i) June 30, 1996, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to
Section 11 hereof. The Term Loans may be prepaid without a prepayment or termination fee.

           (c) Interest on All Loans. Interest accrued on the Revolving Loans and the Term Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 11 hereof.

     3.4 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $450,000, which shall be fully earned as of and payable on the Closing Date.

     3.5 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee equal to a rate per annum of three-eights of one percent (3/8 of 1%) of the amount by which the Maximum Amount exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Loans or Letter of Credit Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.6 Audit Fees. In connection with each audit or examination of Borrower performed by Lender prior to or after the Closing Date, Borrower shall pay to Lender, on demand, a fee in the amount of Lender's prevailing rate at the time of such audit or examination (currently $600.00 per person, per day), plus all other costs and expenses incurred by Lender in connection with such audit or examination. Prior to the occurrence of an Event of Default, Borrower shall not be liable for audit fees in excess of $20,000 pursuant to this Section 3.6.

     3.7 Computation and Payment. Interest and fees shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Facility A Revolving Credit Note and the Facility B Term Note.


Section 4.  CONDITIONS PRECEDENT

     4.1 Initial Credit. The obligation of Lender to extend any credit contemplated by this Agreement is subject to the fulfillment to Lender's satisfaction of all of the following conditions on or prior to July 31, 1995:

           (a) Approval of Lender's Counsel. All legal matters incidental to the extension of credit by Lender shall be satisfactory to counsel of Lender.

           (b) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed by the parties thereto and such additional documents as Lender may require:

                            (i)    This Agreement;
                           (ii)    The Facility A Revolving Credit Note;
                          (iii)    The Facility B Term Note;
                           (iv)    The Letter of Credit Agreement;
                            (v)    UCC-1 Financing Statement(s);
                           (vi)    The Security Agreement;
                          (vii)    Cash Collateral Account Agreement;
                         (viii) The Pledge Agreement (along with the original stock certificates of Borrower's domestic subsidiaries pledged thereunder and appropriate stock powers therefor); and
                           (ix)    Corporate resolutions of Borrower,
                                   certified by the secretary or assistant
                                   secretary of Borrower, authorizing the
                                   transactions contemplated by the Loan
                                   Documents.

           (c) Insurance. Borrower shall have delivered to Lender evidence of insurance coverage on all Borrower's property, covering risks, in amounts, issued by companies and in form and substance satisfactory to Lender, with loss payable endorsements in favor of Lender.

           (d) Financial Condition. There shall have been since the date of the latest audited financial statements delivered to Lender prior to the Closing Date no material adverse change, as determined by Lender in its reasonable discretion, in the financial condition or business of Borrower or any Obligor, nor any material decline, as determined by Lender in its reasonable discretion, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Obligor.

           (e) Security Interests. Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Loan Documents.

           (f) Field Review. Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender.

           (g) Appraisal. Lender shall have received and deemed satisfactory the results of an appraisal of Borrower's Equipment, which appraisal shall have been prepared by an appraiser acceptable to Lender.

           (h) Review of Books and Records. Lender shall have performed and deemed satisfactory the results of an audit of Borrower's books and records.

           (i)  Cash Collateral Account.  The Cash Collateral
Account provided for in Section 6.1(a) shall have been opened.

           (j) Other Documents. Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral.

           (k) Opinion. Lender shall have received, in form and substance satisfactory to Lender and its counsel, such opinion letters of counsel to Borrower with respect to the Loan Documents and such other matters as Lender may request.

     4.2 Subsequent Credit. The obligation of Lender to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

           (a) Compliance. The representations and warranties contained herein shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Lender pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

           (b) No Adverse Change. There shall have been since the date of the latest audited financial statements delivered to Lender prior to the Closing Date, no material adverse change, as determined by Lender in its reasonable discretion, in the financial condition or business of Borrower or any Obligor, nor any material decline, as determined by Lender in its reasonable discretion, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Obligor.

           (c) Documentation. Lender shall have received all additional documents which may be required in connection with such extension of credit.


Section 5.  GRANT OF SECURITY INTEREST

     As security for the Obligations, Borrower has executed contemporaneously herewith a Security Agreement and Pledge
Agreement granting and pledging to Lender a security interest in the Collateral as defined therein.

     Borrower shall reimburse Lender, immediately upon demand, for all reasonable costs and expenses incurred by Lender in connection with any of the foregoing security, including without limitation, filing and recording fees and reasonable costs of environmental studies, appraisals, audits and title insurance, if applicable.

     All Loans, Letter of Credit Obligations and all costs, fees and expenses payable by Borrower hereunder shall constitute one general Obligation of Borrower, and shall be secured by Lender's lien upon all of the Collateral.


Section 6.  COLLECTION AND ADMINISTRATION

     6.1   Cash Collateral Account.

           (a) Cash Collateral Account. Borrower shall, at Borrower's expense and in the manner requested by Lender, establish and maintain with First Security Bank a blocked account and with Bank of America a lock box, acceptable to Lender, and shall direct that remittances and all other collections and proceeds of Accounts and other Collateral shall be deposited into such blocked account or lock box and wire transferred daily to Lender. In its discretion, Lender may replace the blocked account arrangement with a lockbox account maintained in Lender's name. In connection therewith, Borrower shall execute such dominion account and lock box agreements as Lender shall require. Borrower shall maintain with Lender, and Borrower hereby grants to Lender a security interest in, a non-interest bearing deposit account over which Borrower shall have no control ("Cash Collateral Account") and into which the proceeds of all Borrower's accounts and other rights to payment in which Lender has a security interest shall be deposited immediately upon their receipt.

           (b) Calculations. For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) as a principal reduction thereon one (1) business day following the date of receipt thereof by Lender's Commercial Finance Division. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by the Commercial Finance Division, if such advices are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

           (c) Immediate Deposit. Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Cash Collateral Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds.

     6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3 Payments. All amounts due under Loan Documents shall be payable to the Cash Collateral Account as provided in
Section 6.1 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments due Lender free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of Borrower's obligations to Lender under this Agreement, Lender is required to surrender or return such payment or proceeds to any person or entity for any reason, then the obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.3 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.3 shall survive the payment of Borrower's obligations under the Loan Documents and the termination of this Agreement.

     6.4 Use of Proceeds. Borrower shall use the initial proceeds of the Revolving Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement order furnished by Borrower to Lender on or about the date hereof, and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Revolving Loans made or Letters of Credit provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms of this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for the any other purpose which might cause any of the Revolving Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.


Section 7.  REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Lender subject to this Agreement.

     7.1 Legal Status. Borrower is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business, and is in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     7.2 Authorization and Validity. The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     7.3 No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of Borrower's certificate of incorporation or bylaws, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     7.4 No Claims. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings before any governmental authority, arbitrator, court or administrative agency which may adversely affect the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in the Information Certificate.

     7.5 Correctness of Financial Statement. The financial statement of Borrower dated April 2, 1995, heretofore delivered by Borrower to Lender is complete and correct and presents fairly the financial condition of Borrower; discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged or granted a security interest in or encumbered any of its assets or properties except as permitted by this Agreement.

     7.6 Income Tax Returns. Except as set forth in the Information Certificate, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

     7.7 No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     7.8 Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

     7.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time (ERISA); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents.

     7.10 Other Obligations. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     7.11 Environmental Matters. Except as disclosed by Borrower to Lender in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable environmental, hazardous waste, health and safety statutes and regulations governing its operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

     7.12 No Default. As of the Closing Date, no Event of Default and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     7.13 Priority of Liens. There exist no liens or encumbrances on any property of Borrower other than Lender's liens, such other liens or encumbrances as are permitted in the Loan Documents and such liens described on Schedule 1 hereto.


Section 8. AFFIRMATIVE COVENANTS. Borrower covenants that so long as Lender remains committed to extend credit to Borrower pursuant to the terms of this Agreement or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall:

     8.1 Punctual Payments. Punctually pay the interest and principal on each of the Loan Documents requiring any such payments at the times and place and in the manner specified therein, and any fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of the Obligations is at any time in excess of any limitation on borrowings hereunder.

     8.2 Records and Premises. Maintain proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to Collateral and the business of Borrower in accordance with GAAP. From time to time as requested by Lender, at the cost and expense of Borrower (provided that prior to an Event of Default, and except as provided in Section 3.6, Borrower shall not be liable for costs and expenses of more than two visits per year from and after the date hereof), allow Lender or its designee complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and allow Lender during normal business hours to use such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

     8.3 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

           (a) on a regular basis as required by Lender, a schedule of Accounts, including without limitation, daily sales, credit and adjustment journals and cash receipts;

           (b) on or before the tenth (10th) day after and as of the end of each month, (or more frequently as Lender may request), (i) perpetual inventory reports, (ii) inventory reports by category and (iii) agings of accounts payable,

           (c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

           (d) agings of accounts receivable on or before the tenth (10th) day after and as of the end of each month or more frequently as Lender may request;

           (e) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Collateral in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; and

           (f) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     8.4 Financial Statements. Provide to Lender all of the following, in form and detail satisfactory to Lender:

           (a) not later than one-hundred twenty (120) days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared in accordance with GAAP by a certified public account acceptable to Lender;

           (b) not later than thirty (30) days after and as of the end of each month, a financial statement of Borrower prepared by Borrower in accordance with GAAP, together with a certification of Borrower's chief financial officer;

           (c) contemporaneously with each annual and monthly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that the financial statements delivered pursuant thereto are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

           (d) promptly upon their becoming available (but not later than concurrently with the delivery thereof to the Securities and Exchange Commission), copies of all registration statements and regular periodic reports (including Forms 10-K and 10-Q) which Borrower or any of its subsidiaries, direct or indirect, shall have made to or filed with the Securities and Exchange Commission or any national securities exchange; and

           (e) from time to time such other information as Lender may reasonably request, which may include, without limitation, budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower.

     8.5 Compliance. Maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; conduct its business in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or its business.

     8.6 Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower's, including but not limited to fire, extended coverage, public liability, property damage and workers' compensation, carried with companies and in amounts satisfactory to Lender, and deliver to Lender from time to time at Lender's request schedules setting forth all insurance then in effect. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Borrower's Obligations to Lender under this Agreement, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for such Obligations.

     8.7 Facilities. Keep all Borrower's properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that Borrower's properties shall be fully and efficiently preserved and maintained.

     8.8 Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal and including federal and state income and payroll taxes, except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, provided provision is made to the satisfaction of Lender for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

     8.9 Litigation. Promptly give notice in writing to Lender of any litigation pending or threatened in writing against Borrower seeking in excess of $1,000,000.

     8.10 Financial Condition. Maintain Borrower's financial condition as follows:

           (a)  As of the end of each fiscal quarter, Borrower's
Working Capital shall not be less than $10,000,000.

           (b)  As of the end of each fiscal quarter, Borrower's
Tangible Net Worth shall not be less than $42,500,000.

     8.11 Notice to Lender. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default; (b) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (c) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of $500,000. Borrower shall provide no less than thirty (30) days prior notice of any change in the name or the organizational structure of Borrower.

     8.12 Further Assurances. At the request of Lender at any time and from time to time, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents, at Borrower's expense. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and issuing Letters of Credit contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Revolving Loans or provide any further Letters of Credit until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender. Lender may, at Borrower's sole expense, commission an appraisal of Borrower's Inventory, from an appraiser acceptable to Lender.


Section 9. NEGATIVE COVENANTS. Borrower further covenants that so long as Lender remains committed to Borrower pursuant to the terms of this Agreement or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without the prior written consent of Lender:

     9.1 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities in excess of $500,000 in the aggregate at any time outstanding resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except as permitted by Section 2.2(d) hereof and except the liabilities of Borrower to Lender and any other liabilities of Borrower existing as of, and disclosed to Lender in the Information Certificate prior to, the date hereof.

     9.2 Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any corporation or other entity; make any substantial change in the conduct or nature of Borrower's business; acquire all or substantially all of the assets of any corporation or other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material part of its assets except in the ordinary course of business.

     9.3 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except as disclosed in the Information Certificate.

     9.4   Loans, Advances, Investments.  Except as permitted in
Sections 9.1 and 9.2, make any loans or advances to or investments in any person or entity except for:

           (a) loans and advances to Borrower's employees in the ordinary course of Borrower's business in an amount not to exceed
$500,000 at any time outstanding, and

           (b) provided no Event of Default has occurred and is continuing, investments not to exceed $10,000,000 outstanding at any one time in the aggregate provided any single investment shall not exceed $5,000,000.

     9.5 Dividends, Distributions. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding; nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.
Notwithstanding anything to the contrary herein or in Section 9.1, Borrower may effect a stock split of outstanding shares and may issue up to $100,000,000 in gross proceeds of preferred stock or subordinated unsecured debt provided that if an Event of Default has occurred and while it is continuing, Borrower may not pay interest or dividends on such preferred stock or subordinated debt.

     9.6 Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, any of its assets of any kind, now owned or hereafter acquired, except any of the foregoing in favor of Lender, except as permitted in Section 2.2(d), and except as set forth in the Information Certificate.

     9.7 New Collateral Location. Open any new location unless Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements. Notwithstanding the foregoing, Borrower may transfer, to another location and without Bank's consent, the existing "3 UP" Servo Writers and any Servo Writers hereafter acquired, and may further transfer any newly acquired equipment which is (a) financed with a third party to the extent permitted under Section 2.2(d) hereof and (b) which is shipped immediately out of the United States.


Section 10.     EVENTS OF DEFAULT

     10.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this
Agreement:

           (a) Borrower shall fail to pay within five (5) days of when due or upon maturity any principal, interest, fees or other amounts payable under any of the Loan Documents.

           (b) Any financial statement or certificate (including the Information Certificate) furnished to Lender in connection with this Agreement or any representation or warranty made by Borrower hereunder shall prove to be false, incorrect or incomplete in any material respect when furnished or made.

           (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Sections 6.1, 6.3, 8.1, 8.2, 8.3, 8.9, 8.10 or 8.11 of this
Agreement or any other default which shall continue for more than 10 days after the occurrence thereof.

           (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Obligor has incurred any debt for borrowed money and as a result of which maturity thereof has been accelerated.

           (e) Any default in the payment or performance of any obligation, or any defined event of default, in either case after the expiration of any applicable grace period, under any of the Loan Documents other than this Agreement which shall continue for more than 10 days after the occurrence of such default.

           (f) The filing of a notice of judgment lien against Borrower or any Obligor; or the recording of any abstract of judgment against Borrower or any Obligor in any county in which Borrower or such Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Obligor; or the entry of a judgment against Borrower or any Obligor; and with respect to any of the foregoing, the amount in dispute is in excess of $1,000,000 and has not been stayed or bonded within thirty (30) days provided that as to a levy, writ of attachment, execution or other like process, Bank shall have no obligation to advance funds during the foregoing 30 day period.

           (g) Borrower or any Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Obligor, or Borrower or any Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

           (h) The dissolution or liquidation of Borrower or any Obligor; or Borrower or any Obligor, or if any of its their respective directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Obligor.

           (i) Any entity or individual, singly or collectively with its affiliates, shall own more than 50% of the issued and outstanding capital stock of Borrower.

           (j) The indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor.

     10.2 Remedies. If an Event of Default shall occur, (a) any indebtedness of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to permit further borrowings hereunder shall immediately cease and terminate; and (c) Lender shall have all the default rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Lender subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender in connection with each of the Loan Documents may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


Section 11.     TERM OF AGREEMENT AND MISCELLANEOUS

     11.1  Term.

           (a) Maturity Date. This Agreement and the other Loan Documents shall become effective on the Closing Date and shall continue in full force and effect for a term ending on June 30, 1996. Upon the date of termination of the Loan Documents, Borrower shall pay to Lender, in full, all outstanding and unpaid obligations under this Agreement and the other Loan Documents and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent obligations, including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the obligations and/or as to which Lender has not yet received final and indefeasible payment. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, California time.

           (b) Continuing Obligations. No termination of this Agreement or the other Loan Documents shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Loan Documents until all Borrower's obligations under this Agreement and the other Loan Documents have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such obligations have been fully and finally discharged and paid.

           (c) Early Termination Fee. If for any reason (other than as set forth in paragraph 11.1(d)) this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower shall pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below for the corresponding date of termination.

     Date of Termination                        Fee

     Date hereof through January 31, 1996    $600,000
     February 1 to February 28, 1996         $500,000
     March 1 to March 31, 1996               $400,000
     April 1 to April 30, 1996               $300,000
     May 1 to May 31, 1996                   $200,000
     June 1 to June 29, 1996                 $100,000

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.

           (d) No Early Termination Fee. No early termination fee shall be payable if a group or division of Wells Fargo Bank (other than the workout group) or an affiliate of Wells Fargo Bank extends credit to Borrower, which credit refinances and/or replaces in full the credit facilities granted under this Agreement.

     11.2 No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     11.3 Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:  Iomega Corporation
                1821 West Iomega Way
                Roy, Utah  84067
                Attention:  Leonard C. Purkis, C.F.O.,
                            with a copy to Donald R. Sterling,
                              Esq.
                Telephone:  (801) 778-1000
                Facsimile:  (801) 778-3190


     LENDER:    WELLS FARGO BANK, NATIONAL ASSOCIATION
                Commercial Finance Division
                9000 Flair Drive
                El Monte, California  91731
                Attention:  Manager
                Telephone:  (818) 573-6471
                Facsimile:  (818) 571-1090

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     11.4 Costs, Expenses and Attorneys' Fees. Borrower shall pay to Lender immediately upon demand the full amount of all reasonable costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Lender's in-house counsel), incurred by Lender in connection with
(a) the negotiation and preparation of this Agreement and each other of the Loan Documents, Lender's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge for Lender's examiners in the field and office at Lender's Commercial Finance Division's rate in effect from time to time as set forth herein, (c) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation any action for declaratory relief and (e) Lender's participation in any bankruptcy or insolvency proceeding involving Borrower, whether or not suit is filed.

     11.5 Successors, Assignment. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of Lender. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit extended by Lender to Borrower, Borrower or its business, any Obligor or the business of any Obligor, or any collateral required hereunder.

     11.6 Entire Agreement, Amendment. This Agreement and each other of the Loan Documents constitute the entire agreement between Borrower and Lender with respect to any extension of credit by Lender subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

     11.7 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     11.8 Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     11.9 Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent that Lender has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Lender of such rights and remedies as may be available under Federal law.

     11.11 Confidentiality. Lender shall use reasonable efforts to maintain the confidentiality of information it receives from Borrower pursuant to the Loan Documents, except for disclosure to
(i) Lender's affiliates, (ii) prospective participants in or assignees of all or any part of the Obligations, (iii) legal counsel, accountants and other professional advisors to Lender,
(iv) regulatory officials, and (v) any person or entity as required by law, regulation, or legal process; provided that Lender shall instruct such persons or entities to treat the information in a confidential manner.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

IOMEGA CORPORATION                WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION


By: /s/Kim B. Edwards_________    By: /s/Michael P. Baranowski__

Title: President & CEO________    Title: Vice President / RM____